EXHIBIT INDEX

(12) Tax opinion for merger of IDS Life Series - Equity Income Portfolio into AXP Variable Portfolio - Diversified Equity Income Fund. Tax opinion for merger of IDS Life Series - Managed Portfolio into AXP Variable Portfolio - Managed Fund.

(16)(a) Directors'/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.